UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 17, 2013

Bohai Pharmaceuticals Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53401	98-0697405
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

c/o Yantai Bohai Pharmaceuticals Group Co. Ltd.
No. 9 Daxin Road, Zhifu District
Yantai, Shandong Province, China 264000
(Address of principal executive offices)

Registrant’s telephone number, including area code: +86(535)-685-7928

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Update on the Company’s Convertible Notes

On January 5, 2010, the Company consummated a $12,000,000 financing (the “Offering”) with certain accredited investors (the “Investors”) whereby the Company issued 6,000,000 units at $2.00 per unit, with each unit consisting of a $2.00 principal amount, two year convertible note (collectively, as amended, the “Notes”) and a three year common stock purchase warrant to purchase one share of the Company’s common stock, par value $0.001 per share, at $2.40 per share. The Notes were due to mature on January 5, 2012, but the maturity date was extended (with the agreement of Euro Pacific Capital, Inc. (“Euro Pacific”), the placement agent for the Offering and representative of the Investors) to April 5, 2013 through four amendments to the Notes undertaken during 2012. As of the date of this Report, the Company has reduced the outstanding aggregate principal amount under the Notes to $8,464,500.

The Company had previously established an RMB denominated escrow account in China and deposited into such escrow account the remaining outstanding amount of the Notes. As previously disclosed in its Current Report on Form 8-K filed with the SEC on March 26, 2013, the Company and Euro Pacific proposed to have the Company make a payment in the amount equal to 10% of the outstanding principal on the Notes plus any accrued interest (at the current rate of 12% per annum) on each of April 5, 2013, October 5, 2013 and April 5, 2014. However, due to significant difficulties encountered by the Company in converting the funds it generates from its business in China (denominated in the Chinese currency, the RMB) into US Dollars, the Company was not able to make the payments in full which were scheduled to be made on April 5, 2013, in the amount of $846,450 plus any accrued interest(the “April Late Payment”) and October 5, 2013, in the amount of $761,805 plus any accrued interest (the “October Late Payment”).

To fulfill a portion its commitment to make the late payments, on October 9, 2013, the Company transferred $100,000 to a U.S. escrow account designated by Euro Pacific, and expects to repay approximately $300,000 in the aggregate by the end of October and the remaining balance of the outstanding principal of the April Late Payment (approximately $446,450 in the aggregate) by the end of November. As soon as practical thereafter, the Company expects to repay the accrued interest of the April Late Payment and the full amount of October Late Payment, through one or multiple installments to be agreed to by Euro Pacific, as representative of the Investors.

The Company will continue to work with Euro Pacific on this matter and will continue its efforts to meet its obligations to the Note holders.

As disclosed in the Company’s 10-K for the fiscal year ended June 30, 2013, the Company generated net operating cash flow of approximately $20.6 million. The Company continues to explore strategic opportunities to grow its business and bring value to shareholders, including operating and financing opportunities.

Cautionary Note Regarding Forward Look Statements

This Current Report on Form 8-K of the Company contains, or may contain, among other things, certain “forward-looking statements” which involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of the Company’s efforts to repay all or any portion of the Notes (including any portions of the April Late Payment or the October Late Payment), may differ significantly from those set forth in the forward-looking statements. Forward-looking statements involve risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to update any forward-looking statements, except as provided for by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 17, 2013	Bohai Pharmaceuticals Group, Inc.

	By:	/s/ Hong Wei Qu
Name: Hong Wei Qu
Title: Chief Executive Officer